UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2006

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

903 Calle Amanecer, Suite 100 San Clemente, California	92673
(Address of Principal Executive Office)	(Zip Code)

(949) 369-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

This Form 8-K/A amends and restates in its entirety the Form 8-K filed by Sunstone Hotel Investors, Inc. on January 27, 2006.

On January 26, 2006, Sunstone Hotel Investors, Inc., a Maryland corporation (the “Company”) entered into a definitive Purchase and Sale Agreement to acquire the Hilton Times Square located on 42nd Street for a purchase price of approximately $242.5 million. Sunstone will finance the acquisition through the assumption of $81.0 million of debt due in 2010 with a rate of 5.9% per annum, additional debt proceeds generated from the pending refinancing of two assets and through an anticipated equity offering. The attached Exhibit 99.1 contains excerpts from the press release announcing the acquisition, and Exhibit 99.1 is incorporated by reference herein. Exhibit 99.1 contains a discussion and reconciliation of projected EBITDA for 2006 for the acquisition. We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense and preferred stock dividends) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA as a measure in determining the value of hotel acquisitions and dispositions.

Exhibit No.	Description
99.1	Excerpts from Press Release dated January 26, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: January 27, 2006	By:	/s/ JON D. KLINE
Jon D. Kline
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Excerpts from Press Release dated January 26, 2006